VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of October, 2023 pursuant to § 17-16-730 of the Wyoming Business Corporation Act (the “Act”) with respect to the Series A Convertible Preferred Stock (the “Preferred Stock”) of GATC Health Corp, a Wyoming corporation (the “Company”)  between each of the following persons (each, a “Shareholder” and collectively, “Shareholders”), each holding the number of shares of Preferred Stock set forth below, and Jayson Uffens, as Trustee:

Evolutionary Analytics, LLC	281,833
Gerry Martin, Trustee of the Copazul Capital Trust	256,516
Dennis Locke	50,000
Jeff Moses	50,000
Gerry Martin	80,542
John Stroh	2,500
Jayson Uffens	100
Ian Jenkins	100

For all purposes of this Agreement, any holder of the capital stock of the Company who at any time executes a counterpart of this Agreement shall be deemed to be a Shareholder hereunder beginning on and after the date such holder executes this Agreement or a joinder agreement, in a form satisfactory to the Company.

Background Statement

Each Shareholder is the record owner and holder of the number of shares of Preferred Stock” of the Company set forth above.  Each share of Preferred Stock is convertible into 40 shares of Common Stock (the “Common Stock”), and has the voting rights equal to 400 shares of Common Stock, such conversion and voting rights subject to adjustment as set forth in the Company’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Charter”).

Statement of Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained and the transactions contemplated hereby and thereby, the parties hereby covenant and agree as follows:

1. Transfer. Each Shareholder hereby assigns to the Trustee the Shares, to be held by the Trustee under the terms and conditions of this Agreement. Each Shareholder hereby authorizes and directs the Company to transfer the Shares to the Trustee on the books of the Company. The Company will issue to the Trustee, as trustee, a new certificate representing the Common Stock and/or Preferred Stock, as applicable, and the parties hereby agree to execute and deliver such documents as the Company may reasonably request to effectuate such transaction. The parties hereto acknowledge that the voting trust hereby created shall apply during its term to all Super Voting securities of the Company (or any successor of the Company by merger, consolidation, reorganization or otherwise (“Successor”)) received by Shareholder (or any transferee of the Shares), whether by dividend, stock split, merger, share exchange, liquidation or otherwise. For purposes of this Agreement, the term “Super Voting” shall mean any class or series of any equity security of the Company that has voting rights greater than any other class of equity securities. The parties further agree that any cash or other property (other than Super Voting securities of the Company or Successor) received in any such exchange or otherwise for the Shares shall be distributed by the Trustee to the Shareholder.

2. Voting Trust Certificates. The Trustee will issue to each Shareholder a Voting Trust Certificate evidencing their beneficial ownership of the Common Stock or Preferred held by the Trustee.

3. Transfer of Voting Trust Certificates.

(a)Subject to subsection (b) hereof, the Shareholder may not transfer his/her Voting Trust Certificates, their interest in the voting trust hereby created or the Preferred Stock without the prior written consent of the Trustee. Consent to transfer of Voting Trust Certificates shall not be withheld if the transferee executes and delivers to the Trustee agreements in form and substance reasonably acceptable to the Trustee, whereby the transferee agrees to be bound by this Agreement. To the extent permitted hereunder, any such transfer of Voting Trust Certificates and any subsequent transfers shall be made only on the books of the Trustee by the record holder thereof or by his legal representative, who shall furnish the Trustee with proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Trustee, and on surrender for cancellation of the Voting Trust Certificate.

(b)Notwithstanding the provisions of subsection (a), the following transfers shall not require the consent or approval of the Trustee: (i) a transfer to another Shareholder; or (ii) a transfer required in order to effectuate the conversion of the Preferred Stock into Common Stock, regardless of whether the resulting shares of Common Stock are retained by the Shareholder or transferred to another party.

4. Term. This Agreement will terminate on the first to occur of (a) a Qualified IPO, (b) October 23, 2033 or (c) mutual agreement of the Company and the Shareholder. For purposes of the immediately preceding sentence, a Qualified IPO means the later to occur of (a) the closing of the sale of Common Stock, of the Company (“Common Stock”), in a bona fide, firm commitment underwritten public offering registered under the Securities Act of 1933, as amended (the “Act”), other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Company, if the aggregate proceeds to the Company (prior to deduction for underwriters’

discounts) exceeds $80,000,000, (b) termination of lock-up agreements with respect to all the Shares entered into at the request of the underwriters in such a public offering or (c) such later date as the underwriters in such a public offering may request.

5. Rights and Duties of Trustee.

(a)Subject to subsection (b), the Trustee shall vote the Preferred Stock according to the written direction of each of the Shareholders, in proportion to the actual number of shares of Preferred Stock as of the relevant record date, and, no less than the greater of (i) five (5) days prior to the consent action or shareholder meeting with respect to which any vote of holders of Preferred Stock is taken, or (ii) the date of any such information provided to the Trustee by the Company or any other party; will provide notice to each Shareholder of the proposed consent action or shareholder meeting immediately upon receipt thereof by the Trustee. Any Shareholder may waive the notice period, but only in writing executed on or before the date of the consent action or meeting.

(b)For purposes of subsection (a), each of Shareholders Jayson Uffens and Ian Jenkins shall be deemed to hold 150,000 shares of Preferred Stock.

(c) Should no written direction be received from any Shareholder as to voting of the proportional interest in this Voting Trust, the Trustee shall have full power to vote, consent, and otherwise exercise all the voting rights in respect of the Preferred Stock for which it has received no direction, as the Trustee, in its sole discretion deems advisable. The Trustee will not be liable for any act or failure to act arising under this Section 5.

6. Dividends. The holders of the Voting Trust Certificates will be entitled to receive any dividends (other than dividends of securities of the Company or any successor company) paid on the shares represented by their Voting Trust Certificates. The Trustee shall direct the Company to make payment or delivery of such dividends directly to the holders of the Voting Trust Certificates.

7. Securities Dividends. If the Company pays a dividend by delivery to the Trustee of securities of the Company or any successor company, the Trustee shall retain and hold any such securities as Trustee pursuant to the terms of this Agreement and will deliver to the holders of the Voting Trust Certificates additional Voting Trust Certificates representing such securities.

8. Successor Trustee. The Trustee may not be removed for any reason. The Trustee may resign at any time by written notice to the registered holders of Voting Trust Certificates. The Trustee may give any person or entity a proxy to vote the Shares, which proxy shall terminate not later than termination of this Agreement, provided that such proxy shall provide therein that it is subject to the terms of Section 5 and must be in writing signed by the Trustee. Any proxy without such provision and any oral proxy shall be void.  Upon the resignation, death or disability of the Trustee, the Company may select a successor Trustee by action of its Board of Directors. The Trustee and its successors as Trustee may act as Trustees hereunder whether or not they are also stockholders of the Company or holders of Voting Trust Certificates hereunder. Except as set forth in this Section 9, no party may assign its right under this Agreement to any other party without the prior written consent of all parties hereto.

9. Waiver. The Shareholders waive the provisions of Article IV, Section 2, subsection VIII of the Articles of Incorporation, which states

In case the Corporation shall enter into any consolidation, merger, combination or ,other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the Conversion Rate then in effect, times 100.

In connection with such waiver, the Shareholders consent to the amendment of the Charter removing such subsection VIII.

10. Notices. Any and all notices, requests, demands or other communications provided for hereunder shall be given in writing and shall be deemed to have been given (a) when received, if delivered in person, (b) one business day after deposit with an overnight delivery service, addressed as set forth on the signature page hereof, or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, addressed as set forth on the signature page hereof.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective devisees, legatees, heirs, successors, administrators, executors, personal representatives, and assigns.

12. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Wyoming.

13. Prior Agreements. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and all other prior Agreements are terminated.

14. Amendment. This Agreement may not be amended except with the written approval of all parties.

15. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

EVOLUTIONARY ANALYTICS, LLC	COPAZUL CAPITAL TRUST

/s/ Sakura Tran	/s/ Gerry Martin
Sakura Tran, Manager	Gerry Martin, Trustee

/s/ Dennis Locke	/s/ Jeff Moses
Dennis Locke	Jeff Moses

/s/ Jayson Uffens	/s/ Ian Jenkins
Jayson Uffens, individually and as Trustee	Ian Jenkins